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                                                                      EXHIBIT 12

                      GTE NORTH INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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

(Dollars in Millions)                                  Nine Months Ended
                                                       September 30, 1999
                                                       ------------------

Net earnings available for fixed charges:
  Income from continuing operations                    $            481.7
  Add - Income taxes                                                293.4
      - Fixed charges                                               134.1
                                                       ------------------

Adjusted earnings                                      $            909.2
                                                       ==================
Fixed charges:

  Interest expense                                     $            121.0
  Portion of rent expense representing interest                      13.1
                                                       ------------------

Adjusted fixed charges                                 $            134.1
                                                       ==================


RATIO OF EARNINGS TO FIXED CHARGES                                   6.78
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